EXHIBIT 11

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                   Computation of Primary Earnings Per Share
                    (In thousands, except per share amounts)

                                                Three Months Ended      Six Months Ended
                                                      June 30,              June 30,
                                                  1997       1996       1997       1996
                                                --------   --------   --------   --------
Weighted Average Common Shares:
   Average Common Shares
      Outstanding                                 55,081     53,300     54,569     53,300
    Average Restricted Stock Units
      Outstanding                                  3,297      5,161      3,810      5,170
    Average Common Shares Issuable Under
      Employee Benefit Plans                       4,718      1,621      4,109      1,369
                                                --------   --------   --------   --------

Weighted Average Common Shares
    Outstanding                                   63,096     60,082     62,488     59,839
                                                ========   ========   ========   ========

Earnings:
   Net Income                                   $100,200   $ 97,000   $186,600   $162,100
     Less:  Preferred Stock Dividend
      Requirement                                  2,970      4,967      6,204      9,934
                                                --------   --------   --------   --------

   Earnings Applicable to Common Shares         $ 97,230   $ 92,033   $180,396   $152,166
                                                ========   ========   ========   ========

   Primary earnings Per Common Share            $   1.54   $   1.53   $   2.89   $   2.54
                                                ========   ========   ========   ========

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